Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated April 19, 2007
Relating to Preliminary Prospectus Supplement dated April 19, 2007 supplementing the Prospectus dated March 30, 2006 (File No. 333-132594)
and the Prospectus dated August 5, 2005 (File No. 333-125162)

Term Sheet
Rentech, Inc.

Issuer:	Rentech, Inc., a Colorado corporation (the “Company”).

Securities Offered:

$54,851,596.80 of the Company’s equity securities, in the form of 20,092,160 shares of common stock and warrants to purchase 4,018,432 shares of common stock. For each share of common stock purchased, the investor will receive one warrant to purchase 0.2 shares of common stock, exercisable from October 25, 2007 until April 25, 2012 at an exercise price of $3.28 per share, subject to adjustment.

Subscription:	The Company and each investor participating in the offering shall execute a Subscription Agreement in substantially the form attached hereto.

Risk Factors:

The securities offered involve a high degree of risk. See the disclosure relating to the risks affecting the Company set forth in the documents filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended.

American Stock Exchange	RTK

Placement Agent:	The Company has engaged Credit Suisse Securities (USA) LLC to act as sole placement agent in connection with the offering.

The Company has filed two registration statements (Registration No. 333-132594 and 333-125162, each including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements, the prospectus supplement relating to this financing and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or Credit Suisse Securities (USA) LLC will arrange to send you the base prospectuses, the prospectus supplement and any other offering documents if you request them by calling (1-800-221-1037).